Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TPG SPECIALTY LENDING, INC.

TPG Specialty Lending, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 500,000,000 shares, consisting of 400,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

SECOND: Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph (C) at the end of Article IV:

Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

THIRD: The foregoing amendments have been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 10th day of March, 2014.

TPG SPECIALTY LENDING, INC.

By:	/s/ Joshua Easterly
Name: Joshua Easterly
Title: Co-Chief Executive Officer